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                           UNO RESTAURANT CORPORATION
                              100 CHARLES PARK ROAD
                             WEST ROXBURY, MA 02132
                                 (617) 323-9200


                                        July 9, 1997

Dear Stockholder:

     As you were notified previously, Uno Restaurant Corporation (the "Company") is offering to purchase up to 1,000,000 shares of its Common Stock, $.01 par value per share (the "Common Stock or the "Shares"), from its stockholders at a price not in excess of $7.50 nor less than $6.00 per share (the "Offer"). The Company is conducting the Offer through a procedure commonly referred to as a "Dutch Auction" which allows you to select the price, within the range of $6.00 to $7.50 per Share, at which you are willing to sell your Shares to the Company. The Company will select the lowest purchase price that will allow it to purchase up to 1,000,000 Shares and that same price will be paid for all Shares purchased in the Offer.

     The purpose of this letter is to notify you of an amendment to the Offer. As more fully explained in the accompanying Amendment, the Company has added as a condition to the Offer that the purchase by the Company of 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the purchase price) does not reduce the total number of record holders of Shares to less than 300.

     In connection with this condition of the Offer, the Company has also extended the Offer, Proration Period and Withdrawal Rights until 5:00 P.M., New York City Time on July 25, 1997, unless the Offer, as amended, is further extended.

     We encourage you to read the enclosed Amendment carefully before making any decision with respect to the Offer. If you have any questions or request for assistance or for additional copies of the Amendment, the Offer to Purchase and the Letter of Transmittal, you may call the Information Agent for the Offer, ChaseMellon Shareholder Services L.L.C. at 888-224-2745.

                                        Very truly yours,


                                        Aaron D. Spencer, Chairman

                                        Craig S. Miller, Chief Executive Officer


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EACH STOCKHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO,
HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.
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